For Immediate Release

   NEWS RELEASE

Contacts:

Gastar Exploration Inc.

J. Russell Porter, Chief Executive Officer

713-739-1800 / rporter@gastar.com

Investor Relations Counsel:
Lisa Elliott, Dennard▪Lascar Associates:                                                 713-529-6600 / lelliott@DennardLascar.com

Gastar Exploration Announces Initial Closing of

Non-Core Oklahoma Acreage Sale

Also Announces its Borrowing Base is Set at $85 Million

HOUSTON, November 21, 2016 – Gastar Exploration Inc. (NYSE MKT: GST) (“Gastar” or the “Company”) announced the initial closing of the sale of certain non-core assets located in northeast Canadian and southeast Kingfisher counties, Oklahoma. Gastar received $46.4 million in the initial closing and the buyer has placed an additional $28.3 million into escrow.  Release of escrow funds to Gastar is subject to certain title curative and other conditions.

Gastar also announced that its regularly scheduled November 2016 revolving credit facility borrowing base redetermination resulted in a current borrowing base of $85 million, down from $100 million. Gastar will repay the required $15 million borrowing base reduction from proceeds of the initial closing of the non-core acreage sale. The next regularly scheduled borrowing base redetermination is to occur in May 2017.

About Gastar Exploration

Gastar Exploration Inc. is a pure play Mid-Continent independent energy company engaged in the exploration, development and production of oil, condensate, natural gas and natural gas liquids. Gastar’s principal business activities include the identification, acquisition, and subsequent exploration and development of oil and natural gas properties with an emphasis on unconventional reserves, such as shale resource plays. Gastar holds a concentrated acreage position in what is believed to be the core of the STACK Play, an area of central Oklahoma which is home to multiple oil and natural gas-rich reservoirs including the Meramec, Oswego, Osage, Woodford and Hunton formations. For more information, visit Gastar's website at www.gastar.com.

Forward Looking Statements

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance.  A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “will,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements.  Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release.  These include the risk of receipt of the settlement funds; and other risks described in Gastar's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the SEC, available at the SEC’s website at www.sec.gov. By issuing forward looking statements based on current expectations, opinions, views or beliefs, Gastar has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.

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